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                                                                   EXHIBIT 2.2.2

                          SECOND AMENDMENT TO AGREEMENT
                              TO PURCHASE AND SELL

     THIS SECOND AMENDMENT TO AGREEMENT TO PURCHASE AND SELL (this "Amendment") is made as of the 29th day of June, 1994, by and between the City of Santa Fe, New Mexico ("Purchaser") and Public Service Company of New Mexico ("Seller").


                                 R E C I T A L S

     A. Section 9.9 of the Agreement to Purchase and Sell, dated February 28, 1994 between Purchaser and Seller (the "Agreement"), sets forth certain agreements between Purchaser and Seller regarding the breach and removal by Seller of the Two Mile Dam, the diversion and redirection of the Santa Fe River back to nearly its original bed, and the relocation and reconstruction of Cerro Gordo Road.

     B. Public controversies have arisen regarding whether Two Mile Dam should be completely demolished and removed or should be reconstructed. Seller has maintained generally that reconstruction is not economically feasible and that demolition and removal of the existing dam structure are necessary to avert a public safety hazard and are an obligation of Seller to Purchaser pursuant to
Section 9.9 of the Agreement.

     C. On May 9, 1994, the New Mexico State Engineer Office ("State Engineer") issued an order (the "May 9 Order") requiring that Seller breach Two Mile Dam by May 31, 1994, in such a manner as to avoid any threat posed by what the State Engineer has characterized as inadequate by-pass channel capacity. The May 9 Order was made as an interim emergency measure and does not

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necessarily envision total demolition of the dam, redirection of the Santa Fe
River watercourse or relocation of Cerro Gordo Road.

     D. On May 20, 1994, Seller submitted plans and specifications for the required breach of Two Mile Dam (the "Breach Plan") to the State Engineer, and on May 24, 1994, the State Engineer authorized Seller to proceed in accordance with the Breach Plan.

     E. On May 23, 1994, Seller also requested the United States Army Corps of Engineers (the "Corps") to issue an emergency permit pursuant to Section 404 of the Clean Water Act (33 U.S.C. 1344) authorizing Seller to carry out the Breach Plan, and on May 25, 1994, the Corps issued Permit No. NM-94-00180 (the "Emergency 404 Permit") authorizing Seller to perform such work in accordance with the conditions therein stated. A copy of the Emergency 404 Permit is attached as Exhibit "A" to this Amendment.

     F. Purchaser and Seller desire to make this Agreement for the purpose of amending and clarifying their respective rights and obligations pursuant to
Section 9.9 of the Agreement in light of the May 9 Order, the issuance of the Emergency 404 Permit, and the aforementioned public controversies.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


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                                    AGREEMENT

     1. Seller shall proceed with the Breach Plan in accordance with the Emergency 404 Permit and the authorization by the State Engineer. Seller's completion of the breach of Two Mile Dam in accordance with the Breach Plan and the Emergency 404 Permit shall be deemed full and complete performance by Seller of its obligations to Purchaser pursuant to Section 9.9 of the Agreement. Accordingly, Purchaser hereby waives, and releases and discharges Seller from, the performance of any and all other or further obligations of Seller to Purchaser pursuant to Section 9.9 of the Agreement, but not from any liabilities to Purchaser arising from Seller's negligence or willful misconduct. While not anticipated under the Breach Plan, in the event that reconstruction of Cerro Gordo Road, or the design and installation of a culvert beneath Cerro Gordo Road, is required by the State Engineer or the Corps, Purchaser agrees to reimburse Seller for fifty percent (50%) of the total cost of said construction, design and installation.

     2. Unless otherwise required by the State Engineer or the Corps, and subject to Seller's receipt of assurances satisfactory to Seller from the State Engineer and the Corps that no further work is required of Seller to protect the public health and safety from hazards associated with Two Mile Dam or to remediate environmental effects or other consequences of the Breach Plan, Seller shall withdraw its currently pending application to the


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Corps, filed January 28, 1994, for a permit authorizing complete demolition of
Two Mile Dam.

     3. Nothing in this Amendment shall be deemed to express or imply any agreement by Seller to take or refrain from taking any action with regard to the Two Mile Dam or the property on which it is located, other than those actions which Seller is specifically required to take or refrain from taking hereunder. This Amendment is exclusively between and for the benefit of Seller and Purchaser and neither creates nor is intended to create any rights in any third parties.

     4. Except as amended and modified by this Amendment and the First Amendment to Agreement to Purchase and Sell, dated April 29, 1994 between Seller and Purchaser, the Agreement remains in full force and effect and is hereby ratified and affirmed by Seller and Purchaser. This Amendment is subject to all terms and provisions of the Agreement as so amended and modified. Seller's or Purchaser's failure to comply with the terms of this Amendment shall be a breach of that Section of the Agreement to which such failure relates and Purchaser or Seller, as the case may be, shall have all rights and remedies provided to Purchaser or Seller, as the case may be, by the Agreement for such breach.

     IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to Agreement to Purchase and Sell as of the date first above written.


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                              PUBLIC SERVICE COMPANY OF
                              NEW MEXICO



                              By: /s/
                                 --------------------------------

                              Title: Vice President
                                    -----------------------------

ATTEST:                       CITY OF SANTA FE, NEW MEXICO



/s/                           By: /s/
- -------------------------        --------------------------------
City Clerk
                              Title: City Manager
                                     ----------------------------
APPROVED AS TO FORM:



/s/
- -------------------------
City Attorney


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